Exhibit 2
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS
BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.

SECURITIES PURCHASE AGREEMENT
dated as of December 30, 2010
by and among
VisionChina Media Inc.
Focus Media Holding Limited
and
The Other Investors Named Herein

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE I:	Investors
SCHEDULE II:	Disclosure Schedule
Exhibit A:	Form of Opinion of Counsel
Exhibit B:	Form of Officer’s Certificate from the Company
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Form of Shareholders’ Agreement
Exhibit E	Form of Promissory Note

INDEX OF DEFINED TERMS

Location of
Term	Definition
Affiliate	SECTION 6.9(2)
Agreement	Preamble
Articles of Association	SECTION 2.1(a)
Beneficially Own/Beneficial Owner/Beneficial Ownership	SECTION 6.9(9)
Board of Directors	SECTION 2.1(c)(1)
Burdensome Condition	SECTION 4.10
Business day	SECTION 6.9(7)
Closing	SECTION 1.3(a)
Closing Date	SECTION 1.3(a)
Common Shares	Recitals
Company	Preamble
Company 20-F	SECTION 2.1(c)(1)
Company Reports	SECTION 2.1(f)(1)
Company Restricted Shares	SECTION 2.1(c)(1)
Company Share Option	SECTION 2.1(c)(1)
Company Share Option Plans	SECTION 2.1(c)(1)
control/controlled by/under common control with	SECTION 6.9(2)
Disclosure Schedule	SECTION 2.1(j)
Disposition	SECTION 4.1
Exchange Act	SECTION 2.1(f)(1)
GAAP	SECTION 2.1(e)
Governmental Entity	SECTION 1.3(b)(1)(i)
Group Company /Group Companies	SECTION 1.3(b)(1)(iv)
herein/hereof/hereunder	SECTION 6.9(5)
including/includes/included/include	SECTION 6.9(4)
Information	SECTION 3.3(a)
Investment Amount	SECTION 1.3(a)
Investor	Preamble
Liens	SECTION 1.3(a)
Material Adverse Effect	SECTION 1.3(b)(1)(iv)
Material Contract	SECTION 2.1(j)
Merger Agreement	SECTION 4.4(a)
New Security	SECTION 4.6(a)
Other Private Placements	Recitals
Other Securities Purchase Agreements	Recitals
Per Share Purchase Price	SECTION 1.3(a)
person	SECTION 6.9(8)
PRC	SECTION 1.3(a)
Pre-Closing Period	SECTION 3.4

Location of
Term	Definition
Purchased Shares	SECTION 1.3(a)
Purchase Price	SECTION 1.3(a)
Registration Rights Agreement	Recitals
SEC	SECTION 2.1
SEC Comments	SECTION 2.1
SEC Documents	SECTION 2.1
Securities Act	SECTION 2.1(f)(1)
Shareholder Litigation	SECTION 3.6
Shareholders’ Agreement	Recitals
Standstill Period	SECTION 4.2(a)
subsidiary	SECTION 6.9(1)
Transaction Documents	Recitals
Unaudited Interim Report	SECTION 2.1(f)(1)
Voting Debt	SECTION 2.1(c)(1)
Voting Securities	SECTION 4.2(a)

v

          THIS SECURITIES PURCHASE AGREEMENT, dated as of December 30, 2010 (this “Agreement”), is made by and among VisionChina Media Inc., a Cayman Islands company, (the “Company”), Focus Media Holding Limited, a Cayman Islands company (the “Focus Investor”), and the Persons other than the Focus Investor whose names are listed in first column from the left of Schedule I hereto (the “Other Investors”, and each an “Other Investor”). The Focus Investor and the Other Investors are collectively referred to herein as the “Investors”, and each an “Investor”.
RECITALS:
          A. The Investment. The Investors intend to subscribe for and purchase from the Company, and the Company intends to issue and sell to the Investors, as an investment in the Company, the securities as described herein. The securities to be purchased at the closing are common shares, par value $0.0001, of the Company (“Common Shares”).
          B. Registration Rights. At the Closing, the Company will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Purchased Shares issued and sold to the Investors, under the Securities Act and applicable state securities laws.
          C. Shareholders’ Agreement. At the Closing, the Company and the Focus Investor, among others will enter into a Shareholders’ Agreement, substantially in the form attached as Exhibit D hereto (the “Shareholders’ Agreement”).
          D. Transaction Documents. The term “Transaction Documents” refers to this Agreement, the Registration Rights Agreement and the Shareholders’ Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; PURCHASE PRICE; AND CLOSINGS
          SECTION 1.1. Purchase. On the terms and subject to the conditions set forth herein, each Investor will severally and not jointly purchase from the Company, and the Company will issue and sell to each Investor, the number of Common Shares set forth in the second column from the left of Schedule I hereto opposite the name of such Investor (such Common Shares collectively, the “Purchased Shares”).
          SECTION 1.2. Purchase Price. The purchase price per Purchased Share shall be US$3.979.

          SECTION 1.3. Closing.
          (a) Subject to the satisfaction (or, where permissible, waiver) of the conditions to the closing set forth in SECTION 1.3(b), the closing shall take place at the Beijing offices of Skadden, Arps, Slate, Meagher & Flom LLP, the People’s Republic of China (the “PRC”), or such other location as agreed by the parties in writing (the “Closing”), on the seventh business day from the date of this Agreement or such other date as agreed by the parties in writing (the date on which the Closing actually occurs, the “Closing Date”). At the Closing, (i) the Company will (A) make entries in its register of members in order to record and give effect to the issue to each Investor of the number of Purchased Shares purchased by such Investor, and (B) deliver to each Investor one or more certificates bearing the appropriate legends herein provided for and free and clear of all liens, adverse rights or claims, charges, options, pledges, covenants, title defects, security interests or other encumbrances of any kind (“Liens”) representing the number of the Purchased Shares purchased by such Investor, (ii) each Investor shall (i) pay to the Company the amount set forth in the third column from the left of Schedule I hereto opposite the name of such Investor by wire transfer of immediately available funds in United States dollars to a bank account designated by the Company and (ii) deliver to the Company a promissory note in favor of the Company in an amount that equals to the amount set forth in the fourth column from the left of Schedule I hereto opposite the name of such Investor in the form set forth in Exhibit E hereto, which promissory note shall be due and payable on March 31, 2011.
     (b) Closing Conditions.
     (1) The obligation of each Investor to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:
     (i) no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict any Investor from owning, voting, converting or exercising any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;
     (ii) the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except (i) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date), and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects);
     (iii) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

     (iv) since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, or management of the Company and all of its subsidiaries, consolidated affiliated entities and their subsidiaries as of the date of this Agreement (individually, a “Group Company” and, collectively, the “Group Companies”) taken as a whole, or (2) would or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (“Material Adverse Effect”).
     (v) Maples and Calder, Cayman Islands counsel for the Company, shall have delivered to the Focus Investor and JJ Media Investment Holding Limited (the “JJ Media Investor”) their written opinion, dated the Closing Date, in the form set forth in Exhibit A hereto;
     (vi) the Company shall have delivered to the Focus Investor and the JJ Media Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto;
     (vii) at Closing, the Registration Rights Agreement shall be executed by the Company and Front Lead Investments Limited; and
     (viii) at Closing, the Shareholders’ Agreement shall be executed by the Company, Front Lead Investments Limited, and Limin Li.
     (2) The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:
     (i) no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict any Investor from owning, voting, converting or exercising any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;
     (ii) the representations and warranties of each Investor set forth in SECTION 2.2 and SECTION 2.3 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);
     (iii) Each Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

     (iv) at Closing, the Registration Rights Agreement shall be executed by the Focus Investor and the JJ Media Investor; and
     (v) the Shareholders’ Agreement shall have been executed by the Focus Investor and the JJ Media Investor.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          SECTION 2.1. Representations and Warranties of the Company. Except information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including amendments thereto filed prior to the date hereof and publicly available prior to the date hereof (the “SEC Documents”) or as disclosed in Schedule II hereto or as set out in the SEC’s comments dated December 22, 2010 in connection with the Company’s Form 20-F for the fiscal year ended December 31, 2009 (the “SEC Comments”), which shall be deemed as general disclosure that qualifies any provision of this Agreement, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to each Investor on a several but not a joint basis that:
          (a) Organization and Authority. The Company is an exempted company with limited liability duly organized and validly existing under the laws of the Cayman Islands, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the Company’s Memorandum and Articles of Association, as amended through the date of this Agreement (the “Articles of Association”).
          (b) Group Companies. The Company has disclosed in the SEC Documents a true, complete and correct list of all of its Group Companies. Each Group Company is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.
          (c) Capitalization.
     (1) The authorized share capital of the Company consists of 200,000,000 Common Shares. As of the date hereof, there are 84,833,219 Common Shares outstanding. From the date hereof through the Closing Date, except pursuant to the Transaction Documents and the transactions contemplated hereby and thereby, the Company shall not have (i) issued, approved or agreed the issuance of any Common Shares, or any securities convertible into or exchangeable or exercisable for Common Shares (other than shares issued upon the exercise of share option(s) issued pursuant to the Amended and Restated 2006 Share Incentive Plan as filed as exhibit 4.6 to the

Company’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “Company Share Option Plan”) outstanding on the date of this Agreement, (ii) reserved for issuance any Common Shares or (iii) repurchased or redeemed, or approved or agreed the repurchase or redemption of, any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares. As of the date hereof, there are (i) outstanding share options issued under the Company’s Share Option Plan to purchase an aggregate of 2,367,662 Common Shares (each, a “Company Share Option”) and (ii) 1,277,339 Common Shares reserved for issuance under the Company Share Option Plan. Other than in respect of awards outstanding under or pursuant to the Company Share Option Plan, no Common Shares are reserved for issuance. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, in accordance with applicable law, nonassessable and free of preemptive rights. Each Company Share Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Share Option Plan. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except as set forth elsewhere in this SECTION 2.1(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any Common Share or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of the Company (including any rights plan or agreement). The Company has disclosed in the Company Reports all shares of the Company that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Group Company since December 31, 2009 and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date.
     (d) Authorization.
     (1) The Company has the corporate power and authority to enter into and deliver the Transaction Documents and to carry out its obligations thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the issuance of Common Shares in accordance with the terms of this Agreement, have been duly authorized by all requisite actions on the part of the Company. The Transaction Documents constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No approvals or authorizations by the Company shareholders are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby.

     (2) Neither the execution, delivery and performance by the Company of any of the Transaction Documents, nor the consummation of the transactions contemplated thereby will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of any material contract to which the Company or any Group Company is a party, or result in the creation of, any material Lien, upon any of the properties or assets of the Company or any Group Company (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Group Company or any of their respective properties or assets.
     (3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the execution and delivery of the Transaction Documents or the consummation by the Company of the transactions contemplated thereby.
          (e) Financial Statements. The annual consolidated financial statements of the Company for the fiscal years ended on December 31, 2007, December 31, 2008, and December 31, 2009 filed with the SEC on the Form 20-Fs filed on April 3, 2008, April 6, 2009, and June 23, 2010 respectively, and the unaudited consolidated balance sheet of the Company as of September 30, 2010 and related consolidated statement of operations for the three-month period then ended, filed as an exhibit to Form 6-K for the period ended September 30, 2010 (the “Unaudited Interim Report”) (1) have been prepared from, and are in accordance with, the books and records of the Group Companies, (2) complied, as of each of their dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared, in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis except as disclosed in such financial statements or the notes thereto and (4) present fairly in all material respects the consolidated financial position of the Company and the Group Companies at the dates set forth therein and the consolidated results of operations and cash flows of the Company and the Group Companies for the periods stated therein, subject to (1) the absence of notes and year-end audit and closing adjustments, and (2) the omission of consolidated statements of cash flows and footnote disclosures, each in the case of the Unaudited Interim Report.
          (f) Reports.
     (1) Since December 31, 2007, the Company has filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the SEC (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. As of the date of this Agreement, except for the SEC Comments, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. Each Company Report, including the documents incorporated therein by reference, when it was filed with or furnished to the SEC, did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in the light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s financial condition is, in all material respects, as described in the Company Reports, except for changes in the ordinary course of business. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the date hereof, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer or persons performing similar functions from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, when next due.
     (2) The records, systems, controls, data and information of the Company and the Group Companies are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Group Companies or accountants (including all means of access thereto and therefrom). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company or other persons performing similar functions by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (the “Board of Directors”) (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has no knowledge of any reason that its chief executive officer and chief financial officer or persons performing similar functions will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2007, (i) neither the Company nor, to the knowledge of the Company, any director, officer, employee, or accountant of the Company has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of the Company or any Group Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any

Group Company has engaged in questionable accounting practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of the Group Companies or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company or any of the Group Companies.
          (g) Properties and Leases. Except for any Permitted Liens, the Company and each Group Company have good title free and clear of any Liens to all the real and personal property that are material to their respective businesses, which are reflected in the Company’s consolidated balance sheet as of December 31, 2009 included in the Company 20-F for the period then ended, and all real and personal property that are material to their respective businesses acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iii) any Lien that may arise by operation of law, and (iv) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection. All leases of real property and all other leases pursuant to which the Company or such Group Company, as lessee, leases real or personal property, which are material to their respective businesses, are valid and effective in all material respects in accordance with their respective terms and there is not, under any such lease, any existing material default by the Company or such Group Company.
          (h) Tax. The Company and each Group Company have timely prepared and filed all tax returns required to have been filed by the Company with the appropriate Government Entities and timely paid all taxes shown thereon or otherwise owed by it, except as would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and each Group Company in respect of taxes for all fiscal period are adequate in all material respects, and there are no material unpaid assessments against the Company or any Group Company. All taxes and other assessments and levies that the Company or any Group Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due. There are no tax Liens or claims pending against the Company, any Group Company or any of their assets or property, other than Permitted Liens. There are no tax audits or investigations pending, which if adversely determined would result in a Material Adverse Effect.
          (i) Absence of Certain Changes. Since December 31, 2009, the business and operations of the Company and the Group Companies have been conducted in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Effect or any change in any method of accounting or accounting policies by the Company or any of the Group Companies.
          (j) Material Contracts. The contracts (“Material Contract”) set forth in Part 1 of the disclosure schedule set forth in Schedule II attached hereto (the “Disclosure Schedule”)

include all of the material contracts relating to the subway and public bus LCD display advertising business engaged in by the Company and the Group Companies. Each Material Contract is valid and binding on the Company and the Group Companies, as applicable, and in full force and effect. The Company and each of the Group Companies, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by them to date under each Material Contract. As of the date hereof, neither the Company nor any of the Group Companies knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Material Contract. Each of the Company and the Group Companies has not received any written notice from any party under any Material Contract that it intends to stop performing such Material Contract or materially and adversely change any of the material terms (whether related to payment, price or otherwise) with respect to such Material Contracts (whether as a result of the transactions contemplated by this Agreement or otherwise). Consummation of the transactions contemplated by this Agreement will not place the Company or any of the Group Companies in breach or default of any Material Contract, or trigger any modification, termination or acceleration thereunder.
          (k) Related Party Transaction. Other than disclosed in the SEC Documents, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Group Companies, on the one hand, and the Company, any current or former director or executive officer of the Company or any Group Companies or any person who Beneficially Owns 5% or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than Group Companies), on the other hand.
          (l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Shares to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Common Shares to be issued to the registration requirements of the Securities Act.
          (m) Litigation and Other Proceedings.
     (1) Except as disclosed in Part 2 of the Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Group Company that involves a claim that is or that, if adversely determined, would result in a Material Adverse Effect. Neither the Company nor any Group Company is subject to any injunction, order, judgment or decree, nor are there any proceedings with respect to the foregoing pending, or to the knowledge of the Company, threatened.
     (2) Neither the Company nor any of the Group Companies has any material liabilities or obligations (absolute, accrued, or otherwise) arising from any legal, governmental or administrative proceedings, claims or penalty, which are not appropriately reflected or reserved against in the financial statements described in SECTION 2.1(e) to the extent required to be so reflected or reserved against in accordance with GAAP.
          (n) Compliance with Laws and Other Matters; Insurance. The Company and each Group Company:
     (1) in the conduct of its business is in compliance in all material respects with all, and the condition and use of its properties does not violate or infringe in any material respect any, applicable laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders, decrees, rules, circulars or notices applicable thereto or to employees conducting its business, including the Sarbanes-Oxley Act of 2002;
     (2) except as disclosed in the SEC Documents, has all material permits, licenses, franchises, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Group Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;
     (3) currently is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, nor has been given notice of any material violation of, all applicable laws, regulations, rules, judgments, injunctions, decrees rules, circulars or notices; and
     (4) is presently insured, and during each of the past two calendar years (or during such lesser period of time as the Company has owned such Group Company) has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured.
          (o) Labor. There is no strike or material labor dispute pending between the Company or any of the Group Companies and its employees. Each of the Company and the Group Companies are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.
          (p) Status of Securities. The Common Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such Common Shares will be validly issued, fully paid and nonassessable, and will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company, nor will such issuance result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company or any Group Company is a party.

          (q) Investment Company. Neither the Company nor any of the Group Companies is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Group Companies sponsors any person that is such an investment company.
          (r) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Group Company, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable PRC, foreign, U.S. federal, or state legal requirement, (ii) has, in violation of any applicable laws and regulations, made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
          (s) Environmental Liability. Except as has not had and would not have a Material Adverse Effect, the Company and each Group Company are in compliance with all applicable Environmental Laws. For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety.
          (t) Anti-Takeover Provisions. The Company and the Board of Directors has taken all actions necessary, if any, to ensure that the transactions contemplated by the Transaction Documents, individually or taken as a whole (including the investment hereunder), are not subject to the provisions of any U.S. or foreign, federal or state “anti-takeover,” “fair price,” “moratorium,” “control share,” “supermajority,” “affiliate transaction,” or “business combination” law (each, a “Takeover Law”) and any other similar provisions of an anti-takeover nature contained in its organizational documents. In the case that any such transactions are subject to such provisions or laws, the Board of Directors has taken and shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws.
          (u) Intellectual Property.
     (1) (i) The Company and the Group Companies own (free and clear of any claims, liens or encumbrances (including any exclusive licenses or non-exclusive licenses not granted in the ordinary course of business)) or have a valid license to use all material Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable in all material respects, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Group

Companies’ use of, or rights to, such Intellectual Property in any material respect. The Company and the Group Companies have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement.
     (2) There have been no claims made asserting the invalidity, misuse or unenforceability of any material Intellectual Property owned or used by the Company or any Group Company. Neither the Company nor any Group Company has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any material Intellectual Property (including without limitation any demand or request that the Company or any Group Company licenses any rights to any Intellectual Property from a third party). To the Company’s knowledge, the conduct of the business of the Company and any Group Company has not infringed, misappropriated or conflict with any Intellectual Property Rights of any third party. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Group Companies. The Company and each of the Group Companies has taken reasonable measures to protect the material Intellectual Property owned by or licensed to the Company or any of the Group Companies.
          “Intellectual Property” shall mean all trademarks, service marks, brand names, trade names, slogans, logos domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; and computer software (including without limitation, source code, executable code, data, databases and documentation thereof).
          (v) Brokers and Finders. Neither the Company nor any Group Company nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Group Company in connection with the Transaction Documents or the transactions contemplated hereby and thereby.
          (w) Structure Agreements.
     (1) Each Group Company that is a party to a Structure Agreement (a) has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform its obligations under such Structure Agreement, and (b) has taken all necessary corporate and other actions and fulfilled and done all conditions and things required under applicable PRC laws (including the obtaining and possessing of all relevant approvals, if necessary) for the entering into, execution, adoption, assumption, issue, delivery and performance of its obligations under such Structure Agreement.
     (2) Each of the Structure Agreement is in proper legal form under PRC law for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them, subject as to enforcement to bankruptcy, insolvency, reorganization and other PRC laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.
     (3) The execution, delivery and performance of each of the Structure Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, will not (i) result in any violation of or penalty of the existing business license, articles of association, other constituent documents or approvals of any of the Group Companies; (ii) result in any violation of or penalty under any currently applicable PRC law; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other existing contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of the parties thereto is a party or by which any of the parties thereto or to which any of property or assets of any of the parties thereto is subject, except for such violation, breach or default under clauses (ii) and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 2.2. Representations and Warranties of the Focus Investor. The Focus Investor hereby represents and warrants as of the date hereof and as of the Closing Date to the Company that:
          (a) Organization and Authority. The Focus Investor is an exempted company with limited liability duly organized and validly existing under the laws of the Cayman Islands, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.
          (b) Authorization.
     (1) The Focus Investor has the corporate power and authority to enter into and deliver each of the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Focus Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Focus Investor. This Agreement constitutes the valid and legally binding obligation of the Focus Investor, enforceable against the Focus Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).
     (2) Neither the execution, delivery and performance by the Focus Investor of any of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under any material contract to which the Focus Investor is a party, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Focus Investor or any of its properties or assets.
     (3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is required on the part of the Focus Investor for the execution and delivery of the Transaction Documents by the Focus Investor or the consummation by the Focus Investor of the transactions contemplated thereby.
          (c) Purchase for Investment. The Focus Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws. The Focus Investor (1) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Common Shares to any person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act, (2) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that the Focus Investor is capable of evaluating the merits and risks of the investment in the Common Shares and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Without limiting any of the foregoing, neither the Focus Investor nor any of its Affiliates has taken, and the Focus Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the securities to be purchased hereunder to be subject to the registration requirements of the Securities Act.
          (d) Financial Capability. The Focus Investor will have immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.
          (e) Existing Ownership. The Focus Investor does not legally or beneficially own or control, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in the Company, or have any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to such Purchased Shares as to be purchased by the Focus Investor pursuant to the transactions contemplated herein.
          SECTION 2.3. Representations and Warranties of the Other Investors. Each Other Investor hereby severally but not jointly represents and warrants as of the date hereof and as of the Closing Date to the Company and to the Focus Investor on a several but not a joint basis that:
          (a) Organization and Authority. Such Other Investor is a company duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.
          (b) Authorization.
     (1) Such Other Investor has the power and authority to enter into and deliver this Agreement and the Shareholders’ Agreement and to carry out its obligations hereunder and thereunder. This Agreement constitutes valid and legally binding obligations of such Other Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).
     (2) Neither the execution, delivery and performance by such Other Investor of this Agreement or the Shareholders’ Agreement, nor the consummation of the transactions contemplated hereby and thereby will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under any material contract to which such Other Investor is a party, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to it or any of its properties or assets.
     (3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is required on the part of such Other Investor for the execution and delivery of this Agreement or the Shareholders’ Agreement, as applicable, by it or the consummation by it of the transactions contemplated by this Agreement or the Shareholders’ Agreement.
          (c) Financial Capability. Such Other Investor will have immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.
          (d) Sophisticated Investor. Such Other Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of a purchase of the Purchased Shares, and can bear the economic risk and complete loss of its investment in the Purchased Shares.
ARTICLE III
COVENANTS
          SECTION 3.1. Filings; Other Actions.
          (a) The Investors and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain all necessary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and to perform covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Focus Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to the Company or to the Focus Investor, all the information (other than personal or sensitive information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Focus Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding anything in this Agreement to the contrary, Neither the Focus Investor nor the Company shall be required to provide any materials to the other party that it deems private or confidential nor shall either be required to make any commitments (other than the passivity commitments described above) to any Governmental Entity in connection therewith or suffer any Burdensome Condition.
          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything herein to the contrary, neither the Focus Investor nor the Company shall be required to furnish the other party with any (1) sensitive personal biographical or personal financial information of any of the directors, officers, employees, managers or partners of the Investor or any of its Affiliates, (2) proprietary and non-public information related to the organizational terms of, or investors in, the it or its Affiliates, or (3) any information that it deems private or confidential.
          (c) From the time of this Agreement until the Closing, the Company shall not act, directly or indirectly, to amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Association of the Company in any manner adverse to the Investors.
          SECTION 3.2. Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated under this Agreement.
          SECTION 3.3. Confidentiality.
          (a) Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors.
          (b) Prior to the Closing, the Company shall promptly provide the Focus Investor with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to the Company or any Group Company of which the Company has knowledge and which constitutes a Material Adverse Effect or, in the reasonable judgment of the Company, may otherwise cause or render any of the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement to be inaccurate in any material respect.
          SECTION 3.4. Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to SECTION 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Group Company to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired, and (iii) not take any action that would reasonably be expected to materially adversely affect or materially delay the consummation of the transactions contemplated by the Transaction Documents.
          SECTION 3.5. Reasonable Efforts. Each of the Investors and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          SECTION 3.6. Shareholder Litigation. The Company shall promptly inform the Focus Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company or any of the past or present executive officers or directors of the Company that is threatened or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby. The Company shall consult with the Focus Investor and keep the Focus Investor informed of all material filings and developments relating to any such Shareholder Litigation.
ARTICLE IV
ADDITIONAL AGREEMENTS
          SECTION 4.1. Lock-Up. Each Investor agrees that it will not, without the prior written consent of the Board of Directors, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of its Purchased Shares or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of its Purchased Shares (each of the foregoing in (i) and (ii) a “Disposition”) prior to the date 365 days after the Closing Date, provided, however, that nothing in this SECTION 4.1 shall apply to a Disposition by such Investor in connection with a transaction in which (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors (or any duly constituted committee thereof composed entirely of independent directors ) to acquire (i) more than 50% of the Voting Securities of the Company or (ii) assets of the Company and/or its Group Companies representing more than 50% of the consolidated earnings power of the Company and its Group Companies, taken as a whole; or (b) any person shall have commenced a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the Voting Securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer that does not either (i) recommend that the Company’s shareholders reject such offer or (ii) advise the Company’s shareholders that the Board of Directors is considering its response to the offer or (c) such Investor transfers its Purchased Shares to an Affiliate of such Investor that shall be bound by this Agreement as if such Affiliate were a party, provided that, prior to such Affiliate ceasing to be an Affiliate of such Investor, such Affiliate shall transfer such Purchased Shares back to such Investor or another Affiliate of such Investor in compliance with this SECTION 4.1.
          SECTION 4.2. Standstill.
          (a) Each of the Focus Investor and JJ Media Investor hereby agrees that, without the prior written approval of the Board of Directors, it or its Affiliates will not, from the date of this Agreement until the earlier of (i) the [***] of the Closing Date and (ii) the [***] of the Closing Date if the volume-weighted average closing price of Common Shares for the twenty (20) consecutive trading days immediately prior to the date that is the [***] of the Closing Date is less than [***] per American Depositary Share subject to any equitable adjustment pursuant to any change to the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the [***] of the Closing Date as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (the "Standstill Period”), acquire or offer to acquire any Voting Securities of the Company. “Voting Securities” shall mean the Common Shares and any other securities entitled to vote generally for the election of directors of the Company other than those acquired by each Investor on the Closing Date.
          (b) Each of the Focus Investor and JJ Media Investor hereby agrees that, without the prior written approval of the Board of Directors, it or its Affiliates will not, during the Standstill Period, directly or indirectly, acting alone or with others, assist, support, encourage, finance, participate with or advise any other Person’s or entity’s efforts to:
     (1) propose or make a merger, business combination, tender or exchange offer, share exchange, recapitalization, consolidation or other similar transaction involving any of the Company and the Group Companies;
     (2) propose or offer to purchase, lease or otherwise acquire all or a substantial portion of the assets of any of the Company and the Group Companies;
     (3) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or act in concert with any person with respect to the securities of any of the Group Companies in an attempt to circumvent the provisions of this Agreement;
     (4) solicit or participate in the solicitation of any proxies or consents with respect to the voting securities of any of the Group Companies; or
     (5) enter into discussions or arrangements with any third party with respect to any of the foregoing.

          (c) The provisions in SECTION 4.2(a) and (b) above shall not apply to any acquisition by the Focus Investor of the Voting Securities of the Company pursuant to its gross-up rights set forth in SECTION 4.6 of this Agreement or pursuant to its right of first offer set forth in Section 3.3 and Section 3.4 of the Shareholders’ Agreement. In addition, the provisions of SECTION 4.2(a) and (b) above shall not apply to any transaction in which: (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors (or any duly constituted committee thereof composed entirely of independent directors ) to acquire (i) more than 50% of the Voting Securities of the Company or (ii) assets of the Company and/or its Group Companies representing more than 50% of the consolidated earnings power of the Company and its Group Companies, taken as a whole; or (b) any person shall have commenced a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the Voting Securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer that does not either (i) recommend that the Company’s shareholders reject such offer or (ii) advise the Company’s shareholders that the Board of Directors is considering its response to the offer.
          SECTION 4.3. Legend.
          (a) Each Investor agrees that all certificates or other instruments representing the securities subject to this Agreement will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”
          (b) Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any securities. Each Investor acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Purchased Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
          SECTION 4.4. Indemnity.

          (a) The Company agrees to indemnify and hold harmless each Investor and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs incurred by such party (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in SECTION 2.1 of this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement, and (3) any litigation in connection with the Company’s acquisition of Digital Media Group Company Limited, a company organized under the laws of the British Virgin Islands, pursuant to the Amended and Restated Agreement and Plan of Merger dated as of November 16, 2009 (the “Merger Agreement”) and its related documents, which results in a final and nonappealable judgment against the Company to pay any amount in excess of the unpaid First Deferred Consideration and Second Deferred Consideration, contemplated in section 1.8 of the Merger Agreement and the unreleased Indemnity Escrow Fund, contemplated in section 1.9(c) of the Merger Agreement.
          (b) Each Investor agrees to, severally but not jointly, indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Investor’s representations or warranties in this Agreement or (2) such Investor’s breach of agreements or covenants made by it in this Agreement.
          (c) A party entitled to indemnification hereunder (an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this SECTION 4.4 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party, counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the

Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
          (d) For purposes of the indemnity contained in SECTION 4.4(a)(1) and SECTION 4.4(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining (i) whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and (ii) the amount of Losses in respect of any breach of any representation or warranty.
          (e) The Company shall not be required to indemnify the Indemnified Parties pursuant to SECTION 4.4(a)(1) (other than the Fundamental Representations), disregarding all qualifications or limitations set forth in its representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $100,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to SECTION 4.4(a)(1) exceed $1,000,000 (the “Threshold Amount”), in which event the Company shall be responsible for the entire amount of such Losses. Each Investor shall not be required to indemnify the Indemnified Parties pursuant to SECTION 4.4(b)(1) (other than the Fundamental Representations), disregarding all qualifications or limitations set forth in the representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to SECTION 4.4(b)(1) exceed the Threshold Amount, in which event such Investor shall be responsible for the entire amount of such Losses. Notwithstanding anything in this SECTION 4.4 or in this Agreement provided otherwise, the aggregate total liability of the Company in relation to each Investor under SECTION 4.4(a)(1) and SECTION 4.4(a)(2) shall not exceed ten percent (10%) of the amount set forth in the last column from the left of Schedule I hereto opposite the name of such Investor, and the aggregate total liability of the Company in relation to each Investor under SECTION 4.4(a) shall not exceed fifteen percent (15%) of the amount set forth in the last column from the left of Schedule I hereto opposite the name of such Investor. Notwithstanding anything in this SECTION 4.4 or in this Agreement provided otherwise, the aggregate total liability of each Investor in relation to the Company under this SECTION 4.4 shall not exceed ten percent (10%) of the amount set forth in the last column from the left of Schedule I hereto opposite the name of such Investor. Absent a showing of fraud by a party, and assuming the Closing has occurred, the indemnification obligation of a party under this SECTION 4.4 shall be the sole remedy of any other party against such party for monetary damages for breach of any representation or warranty or covenant contained in this Agreement. Nothing herein shall limit a party’s right to seek injunctive or other equitable relief in connection with the enforcement of this Agreement.
          (f) The obligations of the Indemnifying Party under this SECTION 4.4 shall survive the transfer or redemption of the Common Shares issued pursuant to this Agreement, or the Closing or termination of this Agreement; provided that in the event of any transfer of the Common Shares to a third party that is not an Affiliate of the transferor, the Indemnifying Party shall have no obligations under this SECTION 4.4 to such transferee. The indemnity provided for in this SECTION 4.4 is in addition to, and not in derogation of, any statutory, equitable or common law remedy that any party may have with respect to a breach of the provisions hereof, any other agreement or contract or the transactions contemplated by this Agreement. The Company and the Investors and their Affiliates have and retain all other rights and remedies existing in their favor at law or equity, including without limitation, any actions for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provisions of this Agreement. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this SECTION 4.4 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.
          (g) Any indemnification payments pursuant to this SECTION 4.4 shall be treated as an adjustment to the Investment Amount for the Purchased Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
          SECTION 4.5. Registration Rights.
          At the Closing, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Exhibit C hereto.
          SECTION 4.6. Gross-Up Rights.
          (a) Sale of New Securities. For so long as the Focus Investor, together with its Affiliates, owns 10% or more of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Investor and its Affiliates are directly or indirectly convertible or exercisable) (before giving effect to any issuances triggering provisions of this Section) if, at any time after the date hereof and on or before the fifth anniversary of the date hereof, the Company makes any nonpublic offering or sale of any equity security (including Common Shares, preferred shares or restricted shares), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as an “equity kicker”) (any such security, a “New Security”) (other than (i) any Common Shares or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee share options or other share incentives pursuant to the Company’s share incentive plans approved by the Board of Directors or the issuance of shares pursuant to the Company’s employee share purchase plan approved by the Board of Directors or similar plan where shares are being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; or (iii) issuances of shares or other securities as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction), then, to the extent not prohibited, not restricted, and not requiring any shareholders’ approval by any applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, the Focus Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Articles of Association, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed or public offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its interest in the Purchased Shares proportionate to the total number of Common Shares of the Company either outstanding or issued pursuant to currently exercisable rights of Common Share-equivalent interest in the Company immediately prior to any such issuance of New Securities; provided, that, except in the case of any transfer of Common Shares to an Affiliate of the Focus Investor, who will from that date forward assume jointly with the Focus Investor all obligations under the Transaction Documents, such right to acquire such securities is not transferable. The amount of New Securities that the Focus Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of Purchased Shares held by the Focus Investor, and the denominator of which is the number of Common Shares outstanding immediately prior to the issuance of such New Securities.
          (b) Notice. In the event the Company proposes to make any nonpublic offering or sale of New Securities, it shall give the Focus Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing, and other terms upon which the Company proposes to offer the same, no later than two business days after the Company proposes to pursue such offering or sale. The Focus Investor shall have 5 business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this SECTION 4.6 and, as to the amount of New Securities the Focus Investor desires to purchase, up to the maximum amount calculated pursuant to SECTION 4.6(a). Such notice shall constitute an irrevocable offer and legally binding obligation of the Focus Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it, subject only to (i) the completion of the issuance of such New Securities specified in the Focus Investor’s notice, and (ii) the required regulatory or corporate approvals, if any. The failure of the Focus Investor to respond within such 5 business day period shall be deemed to be a waiver of the Focus Investor’s rights under this SECTION 4.6 only with respect to the offering described in the applicable notice.
          (c) Purchase Mechanism. If the Focus Investor exercises its rights provided in this Section 4.5, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or corporate approvals). The Company and the Focus Investor agree to use commercially reasonable efforts to secure any regulatory or corporate approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

          (d) Failure of Purchase. In the event that the Focus Investor fails to exercise its rights provided in this SECTION 4.6 within said 5 business day period or, if so exercised, the Focus Investor is unable to consummate such purchase within the time period specified in SECTION 4.6(c) because of the Focus Investor’s failure to obtain any required regulatory or corporate consent or approval, the Company shall thereafter be entitled (during the period of 180 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this SECTION 4.6 by the Focus Investor or which the Focus Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such securities than were specified in the Company’s notice to the Focus Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or corporate approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, unless such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 180-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Focus Investor in the manner provided above.
          (e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.
          (f) Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this SECTION 4.6, including to secure any required approvals or consents.
          SECTION 4.7. Anti-Takeover Matters; Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the members of the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other respective Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreements.
          SECTION 4.8. Continued Listing Authorization. For so long as the Focus Shareholder, together with its Affiliates, owns not less than five percent (5%) of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable), the Company shall use its commercially reasonable efforts to prevent the Common Shares from being delisted from the NASDAQ.
          SECTION 4.9. Corporate Opportunities.
          (a) For so long as the Focus Investor, together with its Affiliates, owns five percent (5%) or more of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable), neither the Focus Investor, nor its Affiliates, nor the Focus Nominee (as defined in the Shareholders’ Agreement) shall, directly or indirectly, engage in, invest in, participate in, control, operate, manage or otherwise compete with the Company in the Company Business without the prior written approval of the Board of Directors, except for the investment by the Focus Investor and/or its Affiliates in the Company in accordance with the Transaction Documents. Notwithstanding anything to the contrary, the foregoing provisions of this SECTION 4.9(a) shall not prohibit the Focus Investor from, directly or indirectly, doing any of the following: (i) acquiring ownership of securities having less than five percent (5%) of the outstanding voting power of any person engaged in any Company Business, provided that the Focus Investor does not, as a result of acquiring such ownership of securities, directly or indirectly own five percent (5%) or more of the outstanding voting power of any person engaged in any Company Business; or (ii) acquiring ownership of any economic interest in a person which is an investment vehicle with respect to which the Focus Investor has no control and which is not formed for the purpose of making investments in persons engaged in any Company Business.
          (b) For so long as the Focus Investor, together with its Affiliates, owns five percent (5%) or more of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable), neither the Company nor its Affiliates shall, directly or indirectly, engage in, invest in, participate in, control, operate, manage or otherwise compete with the Focus Investor and its Affiliates in the Focus Business without the prior written approval of the Board of Directors of the Focus Investor. Notwithstanding anything to the contrary, the foregoing provisions of this SECTION 4.9(b) shall not prohibit the Company from, directly or indirectly, doing any of the following: (i) acquiring ownership of securities having less than five percent (5%) of the outstanding voting power of any person engaged in any Focus Business, provided that the Company does not, as a result of acquiring such ownership of securities, directly or indirectly own five percent (5%) or more of the outstanding voting power of any person engaged in any Focus Business; or (ii) acquiring ownership of any economic interest in a person which is an investment vehicle with respect to which the Company has no control and which is not formed for the purpose of making investments in persons engaged in any Focus Business.
          (c) To the fullest extent permitted by applicable law or regulation, neither the Focus Investor nor any of its Affiliates, nor the Focus Nominee shall be restricted in any way whatsoever by this Agreement from engaging in the Focus Business, nor shall be obliged to refer or present any particular business opportunity to the Company unless otherwise provided in

SECTION 4.9(d) and SECTION 4.9(e) below. Unless otherwise provided in SECTION 4.9(d) below, the Focus Investor shall have the right to take all business opportunities within the scope of the Focus Business for its own account (individually or as a partner, shareholder, member, participant or fiduciary) or recommend to others such particular opportunity.
          (d) Subject to SECTION 4.9(a), so long as the Focus Nominee remains a director of the Company, in the event the Focus Nominee learns from the Board of Directors of any business opportunities (provided he has not previously learned of or obtained information regarding such business opportunity from any other source), he shall not recommend to the Focus Investor or any Affiliates of the Focus Investor or any other persons such business opportunity unless and until (i) the Focus Nominee has provided written notice to the Board of Directors indicating his intention to recommend such opportunity to the Focus Investor and (ii) (x) within ninety (90) days of the receipt of such notice by the Board of Directors the Company has decided not to pursue such opportunity or has not pursued such opportunity or (y) the Company subsequently determines to abandon the pursuit of such business opportunity.
          (e) Subject to SECTIONS 4.9(a) to (c), until the earlier of (i) the third anniversary of the Closing Date and (ii) the date on which the Focus Nominee remains a director of the Company, in the event the Focus Nominee, in his capacity as a director of the Company, learns of any business opportunities other than through the Board of Directors (provided he has not previously learned of or obtained information regarding such business opportunity in a capacity other than as a director of the Company), he shall not recommend to the Focus Investor or any Affiliates of the Focus Investor such business opportunity without first presenting such opportunity to the Company in writing. Subject to SECTION 4.9(a), if the Company does not decide to pursue such business opportunity within thirty (30) days of the written notice of the Focus Nominee in respect of such business opportunity, or subsequently determines to abandon the pursuit of such business opportunity, the Focus Nominee (and the Focus Investor or its Affiliates) shall have the right to recommend to the Focus Investor or any of its Affiliate or any other persons such business opportunity.
          (f) In the event of any dispute arising from this SECTION 4.9, the Focus Investor and the Company shall use their respective reasonable efforts to resolve such dispute between such parties through negotiations.
          SECTION 4.10. Regulatory Matters.
          Notwithstanding anything in this Agreement to the contrary, neither any of the Investors including their respective Affiliates nor the Company shall be required (i) to modify or limit its operations or commercial practices; (ii) to modify or limit its governance, structure, or compensation arrangements; (iii) to modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement; (iv) to become subject to or otherwise permit or accept any other condition, limitation, restriction, or restraint that would reasonably be expected to adversely affect (with respect to an Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits or burdens to such Investor and its Affiliates or the Company of the transactions contemplated hereby; (v) to propose, agree, or accept any of the items described in clauses (i) through (iv) as a condition to receiving any regulatory or governmental approval or consent (each of clauses (i) through (v), a “Burdensome Condition”).
ARTICLE V
TERMINATION
          SECTION 5.1. Termination. This Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of the Focus Investor and the Company;
          (b) by the Company, upon written notice to the Focus Investor, in the event that any of the conditions of Closing set forth in SECTION 1.3(b)(2) are not satisfied, or waived by the Company, on or before the seventh business day after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (c) by the Focus Investor, upon written notice to the Company, in the event that the conditions of Closing set forth in SECTION 1.3(b)(1) are not satisfied, or waived by the Focus Investor, on or before the seventh business day after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or
          (d) by the Company or the Focus Investor, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.
          SECTION 5.2. Effects of Termination. In the event of any termination of this Agreement as provided in SECTION 5.1, this Agreement (other than SECTION 3.2, SECTION 4.4, this SECTION 5.2, ARTICLE VI (other than SECTION 6.1) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.
ARTICLE VI
MISCELLANEOUS
          SECTION 6.1. Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of eighteen (18) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in SECTION 2.1(a), SECTION 2.1(c), SECTION 2.1(d), SECTION 2.2(a), and SECTION 2.2(b) (collectively, the “Fundamental Representations”) shall survive indefinitely and the representations and warranties in SECTION 2.1(h) and SECTION 2.1(s) shall survive until 90 days after the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.
          SECTION 6.2. Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.
          SECTION 6.3. Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
          SECTION 6.4. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
          SECTION 6.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to New York choice of law rules. Any dispute arising out of or in connection with this Agreement shall be referred to the Hong Kong International Arbitration Centre in Hong Kong. The arbitration proceedings shall be conducted in English pursuant to the Arbitration Rules of the United Nations Commission on International Trade Law, as currently in effect and a decision rendered by the arbitral tribunal in such proceedings shall be final and binding on the parties. All rights to apply or appeal to any court on a preliminary or other point of law are excluded; provided, however, that nothing herein shall limit the ability of a party to seek specific performance or interim injunctive relief in any court of competent jurisdiction.
          SECTION 6.6. Waiver of Jury Trial EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 6.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as follows:
          (a) If to the Focus Investor:
Focus Media Holding Limited
28F, No. 369, Zhaofeng World Trade Tower
Jiangsu Road, Shanghai
PRC 200050
Attn: Jason Nanchun Jiang
Facsimile: +86 21 3212-4661
          with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
3119 China World Office 1
1 Jianguomenwai Avenue
Beijing, China 100004
Attn: Douglas Markel, Esq.
Facsimile: +86 10 5965-2988
          (b) If to the Company:
VisionChina Media Inc.
1/F Block No.7 Champs Elysees
Nongyuan Road, Futian District
Shenzhen 518040
The People’s Republic of China
Attn: Minghua Zhou
Email: minghua.zhou@visionchina.cn
Facsimile: +86 755 8298-1111
          with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attn: Julie Gao, Esq.
Facsimile: +(852) 39104850
          (c) If to Front Lead Investments Limited:

VisionChina Media Inc.
1/F Block No.6 Champs Elysees
Nongyuan Road, Futian District
Shenzhen 518040
The People’s Republic of China
Attn: Yingming Lei
Email: leiyingming@visionchina.cn
Facsimile: +86 755 8317-1111
          (d) If to JJ Media Investment Holding Limited:
c/o Focus Media Holding Limited
28F, No. 369, Zhaofeng World Trade Tower
1 Jianguomenwai Avenue
PRC 200050
Attn: Jason Nanchun Jiang
Facsimile: +86 21 3212-4661
          SECTION 6.8. Entire Agreement, Etc. This Agreement (including the Exhibits, Schedules, and Disclosure Schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and their permitted assigns. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or by Front Lead Investments Limited without the express consent of the Focus Investor, or by any Investor (other than Front Lead Investments Limited) without the express consent of the Company; provided, however, that the Focus Investor may assign its rights and obligations under this Agreement, in whole or in part, to one of its Affiliates without the consent of the Company and that such assignee shall be included in the term “Focus Investor.” Any purported assignment in violation of this SECTION 6.8 shall be null and void.
          SECTION 6.9. Definitions. For purposes hereof, terms, when used herein with initial capital letters, shall have the respective meanings given to them in the respective Sections set forth in the index of defined terms at the beginning of this Agreement. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

     (1) the term “subsidiary” means those corporations, entities or other persons of which such person owns or controls more than 50% of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent or otherwise controlled by such parent;
     (2) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (3) the word “or” is not exclusive;
     (4) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
     (5) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (6) the words “it” or “its” are deemed to mean “him” or “her” and “his” or “her,” as applicable, when referring to an individual;
     (7) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the PRC generally are authorized or required by law or other governmental actions to close;
     (8) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;
     (9) “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;
     (10) “knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after due inquiry, of the executive officers of the Company;
     (11) “Structure Agreements” means, collectively, the contracts and instruments, which enable the Company to control and consolidate with its financial statements each Group Company and its Affiliates in respect of which at least a majority of the equity is not directly held but is controlled by the Company;
     (12) “Company Business” means LCD display advertising business in the subway system (including subway trains, platforms and other subway station areas) and the public bus system (including buses, bus stops and other bus stop areas), and
     (13) “Focus Business” means advertising business in office buildings, residential buildings, hypermarkets, supermarkets, convenience stores, department stores, shopping malls, theaters, cinemas, outdoor traditional and digital billboards (including billboards on buildings, streets, highways, subway platforms and other subway station areas) and big screens, including those owned, possessed, leased, controlled, managed or operated by the Focus Investor and its Affiliates; provided, however, the Focus Business shall not include LCD display advertising business in subway platforms and other subway station areas, buses and bus stops and other bus stop areas other than to the extent such business exists as of the date hereof.

          SECTION 6.10. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
          SECTION 6.11. Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          SECTION 6.12. No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto, any benefit right or remedies, except that the provisions of SECTION 4.2 shall inure to the benefit of the person referred to therein. The representations and warranties set forth in Article II and the covenants set forth in Articles III and IV have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.
          SECTION 6.13. Public Announcements. Except as otherwise required by applicable law, in the event that any party is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to issue a press release or otherwise make an announcement related to this Agreement and any of the transactions contemplated by this Agreement, it shall notify the other parties in advance and provide the other parties with the opportunity to review such press release or announcement and shall limit the disclosure therein to that required by applicable law (except to the extent otherwise agreed by the other party).
          SECTION 6.14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
* * *

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

VISIONCHINA MEDIA INC.
By:	/s/ Limin Li
	Name:	Limin Li
	Title:	Chief Executive Officer

Signature Page to Securities Purchase Agreement

FOCUS MEDIA HOLDING LIMITED
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Chief Executive Officer

Signature Page to Securities Purchase Agreement

FRONT LEAD INVESTMENTS LIMITED
By:	/s/ Limin Li
	Name:	Limin Li
Title:

Signature Page to Securities Purchase Agreement

JJ MEDIA INVESTMENT HOLDING LIMITED
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

Signature Page to Securities Purchase Agreement